UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2010

CLEAR-LITE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52877	20-8257363
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employee Identification No.)

102 NE 2nd Street, PMB 400 Boca Raton, Florida 33432-3908
(Address of principal executive offices)

(561) 544-6966
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 8, 2010 (the “Effective Date”), TAG Industries, Inc., a Florida corporation (“TAG”), a wholly-owned subsidiary of Clear-Lite Holdings, Inc., a Nevada corporation (the “Company”), entered into a logistics agreement (the “Agreement”) by and between TAG and Televes Internacional SA DE CV, having its principal place of business at Av. De las Presas No. 3, Bodegas 4 y, Col. Santiago Accipaco, Naucalpan de Juarez, C.O. 53250, Edo. De Mexico, Mexico (“Televes,” and collectively, the “Parties”)

Pursuant to the Agreement, the Parties will share an exclusive relationship related to certain accounts (the “Accounts”) in Mexico (the “Territory”) for all lighting products (the “Products”). The term of the Agreement is for a period of seven (7) years commencing on the Effective Date and may be terminated at any time by mutual written consent. Further, in the event Televes achieves certain minimum volume levels as specified in the Agreement, Televes will qualify for an automatic renewal of the Agreement for a period of seven (7) years.

Pursuant to the Agreement and subject to the Parties mutual agreement on pricing and programs, TAG will sell the ClearLite® brand and direct import business only through Televes to the Accounts in the Territory. In the event that TAG, its affiliates or subsidiaries sell Products directly to the Accounts during the term of the Agreement, TAG shall pay to Televes an amount equal to five percent (5%) of the invoiced value of the Products sold to the Accounts.

Furthermore, TAG agrees to abstain from selling the Products to any agents, distributors, or factors of Televes who carry out sales to the Accounts. The Parties further agree that they will not solicit or attempt to solicit any party who is a manufacturer or supplier at any time within the twenty four (24) month period prior to the date of termination.

The above description of the Agreement does not purport to be complete and is qualified in its entity by reference to such Agreement, which the Company has filed as exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Form of Logistics Agreement, by and between TAG Industries, Inc. and Televes Internacional SA DE CV, dated June 8, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEAR-LITE HOLDINGS, INC.

Date: June 14, 2010	By:	/s/ Thomas J. Irvine
Thomas J. Irvine
Chief Executive Officer